FORM OF

AMENDMENT TO EMPLOYMENT AGREEMENT

Andrew Kucharchuk

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (the “Amendment”) is made effective as of March 10, 2017 by and between OncBioMune Pharmaceuticals, Inc., a Nevada corporation (the “Company”) and [__] (“Executive”). The Company and Customer may collectively be referred to as the “Parties”.

BACKGROUND

A. The Company and Executive are the parties to that certain Employment Agreement dated as of February 2, 2016 (the “Agreement”); and

B. The parties desire to amend certain parts of the Agreement as set forth below.

NOW, THEREFORE, in consideration of the execution and delivery of the Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Section 2 of the Agreement is hereby amended by deleting the existing Section 2 in its entirety and replacing it with the following:

2. Term. Subject to the provisions for termination hereinafter provided, the term of this Agreement shall begin on the date hereof and shall end at 11:59 p.m., local time, on March 9, 2020, provided, however, that the term of this Agreement shall automatically renew for successive one year terms, unless Executive or the Company gives written notice to the other not less than one hundred twenty (120) days prior to March 9, 2020 or the expiration of any such one-year term that he or it, as the case may be, is electing not to so extend the term of this Agreement (the “Employment Period”). Notwithstanding the foregoing, the term of this Agreement shall end on the date on which Executive’s employment is earlier terminated by him or the Company in accordance with the provisions of Paragraph 7(a) below.

Section 8(a) of the Agreement is hereby amended by deleting the existing Section 8(a) in its entirety and replacing it with the following:

8. Certain Termination Payments.

(a) If Executive’s employment with the Company is terminated by the Company without Cause or by Executive pursuant to Paragraph 7(a)(v), the Company shall (i) continue to pay to Executive the per annum rate of salary then in effect under Paragraph 4(a) and provide him and his family with the benefits described in Paragraph 4 then in effect (unless the terms of the applicable plans expressly prohibit the continuation of such benefits after such termination and cannot be amended, with applicability of such amendment limited to Executive, to provide for such continuation, in which case the Company shall procure and pay for substantially similar substitute benefits except for any pension or 401(k) Plan benefit) for the balance of the term that would have remained hereunder had such termination not occurred and (ii) Executive will be entitled to 100% vesting of any unvested portion of any outstanding equity, or equity-based award granted to Executive by the Company (an “Equity Award”). In addition, Executive will be entitled to 100% vesting of any Equity Award upon Executive’s death or Disability.

3. This Amendment shall be deemed part of, but shall take precedence over and supersede any provisions to the contrary contained in the Agreement. All initial capitalized terms used in this Amendment shall have the same meaning as set forth in the Agreement unless otherwise provided. Except as specifically modified hereby, all of the provisions of the Agreement which are not in conflict with the terms of this Amendment shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

OncBioMune Pharmaceuticals, Inc.	Executive

By:
Print Name:	[_]
Its: